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                                                                EXHIBIT 10.2











                  ITFS EXCESS CAPACITY AIRTIME LEASE AGREEMENT
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                  ITFS EXCESS CAPACITY AIRTIME LEASE AGREEMENT

         THIS AGREEMENT, is made this ______ day of _______________, 1996 by and between ______________________ (hereinafter referred to as "______") having its principal place of business at ______________, _________ _____ and WBS_ Licensing Corporation (hereinafter referred to as "WBS") having its principal place of business at 9250 E. Costilla Avenue, Suite 325, Englewood, CO 80112.

         WHEREAS, the Federal Communications Commission ("FCC") has authorized licenses for Instructional Television Fixed Service ("ITFS") channels and has authorized licensees to lease excess capacity airtime to non-ITFS users;

         WHEREAS, ______ intends to be the applicant for and become the holder of an FCC license for operation of four (4) ITFS Channels as designated by subpart I of Part 74 of the FCC's rules in the _______, __ Metropolitan Area ("The Metropolitan Area");

         WHEREAS, WBS is in the business of providing subscription cable television programming to paying customers nationwide via microwave transmission known as wireless cable. WBS's parent company has been awarded exclusive rights to the _______________ Basic Trading Area and intends to develop a wireless cable television system there. In connection with this, WBS is desirous of leasing excess ITFS capacity from ______. The network of collocated channels used for subscription television shall hereinafter be described as "WBS's System";

         WHEREAS, the Parties agree that any ITFS Channels licensed or granted to ______ by the FCC in the band 2500 - 2700 MHz, whether interleaved, adjacent, or non-contiguous are encompassed by this Agreement. As used herein, the phrase "ITFS Channels" shall mean the entire spectrum of frequencies in the band 2500-2700 MHz which are licensed to ______; and

         WHEREAS, ______ has determined that there will be excess capacity airtime available on the ITFS Channels and that this excess capacity airtime is available for commercial programming. ______ has further determined that by combining its educational and instructional programming with WBS's commercial programming, a significant increase may be achieved in the number of persons who will have access to ______'s educational programming at little or no additional cost. Since the dissemination of educational and instructional programming is significantly increased as a result of the integrated system, it is consequently determined that the channels are being used for ITFS purposes in serving the good of the public.

         NOW THEREFORE, in consideration of the mutual promises, undertakings, covenants and conditions set forth herein, ______ and WBS do hereby agree and warrant as follows:





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         1.  TERM OF AGREEMENT.

         A) Initial Term. This Agreement shall be effective upon the date of its execution. The term shall begin on the Start Date as defined in Paragraph 12 hereof and extend for an initial period of ten (10) years.

         B) New Lease Agreement/Right of First Refusal. Provided that ______'s FCC license remains in good standing and/or ______ seeks to renew such license, WBS and ______ shall enter into negotiations for a new excess capacity airtime lease agreement (hereinafter referred to as "New Lease Agreement") no later than nine months (9) prior to the end of the Initial Term. If ______ elects to not pursue a New Lease Agreement with WBS, then ______ shall notify WBS in writing of such intent no later than six months (6) prior to the end of the Initial Term. If ______ and WBS do not enter into a New Lease Agreement, ______ grants WBS a right of first refusal on any competing proposals for lease agreements or transfers or assignments of any part of the ITFS Channels received by ______ until twelve (12) months after the expiration of the Initial Term. If any acceptable offer to lease or acquire the ITFS channels is made to ______, ______ shall give written notice to WBS describing the person to whom the proposed lease or transfer is to be made, the fees, charges, rental or other consideration to be received for the lease or transfer, the terms thereof and generally the relevant other terms and conditions of the lease or transfer. WBS shall have a period of thirty (30) days after its receipt of such notice from ______ in which to elect, by giving written notice to ______, to lease or, if eligible, obtain any or all of the ITFS Channels for the same fees, charges, rental or other consideration for which ______ proposed to lease or transfer to the third party.

         If the fees, charges, rental or consideration to be paid by such third party are to be in whole or in part in a form other than cash, the consideration to be paid by WBS shall be fairly equivalent to the fair value of the consideration offered by the third person and shall be detailed by WBS in its notice of election.

         C) Operation At End of Term. If ______ and WBS do not enter into a New Lease Agreement before the end of the Initial Term, WBS shall cease leasing the ITFS Channels on the last day of the Initial Term.

         D) FCC Obligations of ______. While this Agreement is in effect, ______ shall obtain and maintain in force all licenses, permits and authorizations required or desired in connection with the use of the ITFS Channels. ______ shall take all necessary steps to renew the licenses for the ITFS Channels and shall not commit any act or engage in any activity which could reasonably be expected to cause the FCC to impair, restrict, revoke, suspend or refuse to renew the ITFS licenses. ______ shall take all reasonable steps to comply with the Communications Act of 1934, as amended and the rules and regulations of the FCC, and shall timely file all reports, schedules and/or





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forms required by the FCC to be filed by ______.  All expenses, including attorneys fees and filing fees, incurred in preparing and filing such reports, schedules and/or forms required by the FCC shall be paid by WBS.


         2.  ALLOCATION OF AIRTIME.

         A) Excess Capacity Airtime. To the extent allowed by the FCC rules and regulations and any amendments thereof, ______ agrees to lease to WBS the exclusive use of all excess capacity airtime on ______'s ITFS Channels as more fully set forth herein. As used in this Agreement, the phrase "Excess Capacity Airtime" means all airtime on the ITFS Channels apart from "______'s Primary Airtime" and when applicable "______'s Ready Recapture Airtime".

         B) ______'s Primary Airtime. For each channel licensed, ______ reserves the minimum number of hours of airtime each week (Monday through Saturday) required by the FCC rules to be used for its ITFS scheduled programs aired between the hours of 8:00 a.m. and 10:00 p.m. Presently, licensees must reserve at least twenty (20) hours per channel, per week for ITFS programming. Such reserved airtime shall include a minimum of three (3) hours per weekday (Monday through Friday) excluding holidays and vacation days. During the first two (2) years of operation, licensees must reserve a minimum of twelve (12) hours per channel, per week for ITFS programming. The parties agree that all of ______'s Primary Airtime may be channel loaded or channel mapped in accordance with FCC Rules and Regulations.

         C) ______'s Ready Recapture Airtime. ______ also reserves additional hours of airtime each week, up to a total of forty-one (41) hours for each licensed channel, for any expanded ITFS programming. The recapture airtime is computed by subtracting the number of hours of primary airtime from forty-one
(41). ______'s Ready Recapture Airtime shall be reserved between the hours of 8:00 a.m. and 10:00 p.m., Monday through Saturday. ______'s Ready Recapture Airtime is also subject to channel loading or channel mapping.

         D) Schedule of Airtime. The schedule which depicts the agreement of the parties as to the use of ______'s Channels shall be attached hereto and made a part hereof as Exhibit A within thirty (30) days of grant of a license to ______.

         E) Change of Schedule. There shall be no economic or operational detriment borne by ______ arising from its use of ______'s Primary Airtime or ______'s Ready Recapture Airtime. According to FCC rules and regulations,
______ agrees to provide WBS_ with one year's advance, written notice of any intent to use ______'s Ready Recapture Airtime or modify the Schedule of Airtime.





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         F)  Use of Vertical Blanking Intervals.  WBS shall at all times have the right to use the vertical blanking intervals, associated subcarriers and response channels (collectively referred to hereinafter as the "VBI") to the extent necessary for scrambling and descrambling purposes.

         G) ______'s Increase in Scheduling. ______ acknowledges that a significant capital expenditure is to be made by WBS for the mutual benefit of the parties to this Agreement. ______ expressly agrees to use its best efforts to take no action which would jeopardize the ability of WBS to fully recover its investment through its provision of services contemplated by this Agreement. In this regard, it is acknowledged that ______'s primary purpose in using the ITFS Channels is to provide accredited educational and instructional programming. In the event that ______ seeks to broadcast qualified ITFS programming other than during ______'s Primary Airtime or ______'s Ready Recapture Airtime thereby reducing WBS's Excess Capacity Airtime to less than one hundred twenty-eight (128) hours per week (Monday-Sunday) per channel, ______ shall provide WBS with one year's prior, written notice of this intent as required by FCC Rules and Regulations. Any such reduction of WBS's Excess Capacity Airtime shall hereinafter be referred to as a "Significant Reduction in WBS's Airtime".

         H) Significant Reduction in WBS_ Airtime. In the event a Significant Reduction in WBS's Airtime occurs, WBS shall have each of the following three rights,which may be exercised from time to time during this Agreement without prejudice to WBS's subsequent exercise of another of these rights:

         i) If the additional ITFS programming sought to be broadcast by ______ may be broadcast during unscheduled Airtime on WBS's System, then the ITFS programming shall be broadcast during that time period. Also, if WBS presents ______ with other methods of reasonably accommodating ______'s increased scheduling needs, then ______ agrees to use its best efforts in cooperating with WBS to implement those other methods.

         ii) WBS shall also have the right to require ______ to file for license modifications with the FCC for the technical channel expansion of one or more of the ITFS Channels. This right may be exercised even in the absence of a Significant Reduction in WBS's Airtime. The expanded channels thereby created shall be referred to hereinafter as "The Expanded Channels". Upon approval by the FCC of such license modification, WBS agrees, at its expense, to purchase and install all equipment necessary to complete such license modification. Any equipment used in such construction shall be leased to ______ pursuant to Paragraph 5 hereof. Once the Expanded Channels have been





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         constructed, they shall automatically and without further amendment be considered a part of this agreement and subject to all terms and conditions hereof; provided, however, that no additional consideration shall be associated with the expanded channels. ______ and WBS shall agree upon the allocation of time over the Primary and Expanded Channels so as to fulfill ______'s ITFS programming requirements that gave rise to the Significant Reduction of WBS's Airtime, if any.

         iii) WBS may terminate this agreement without penalty or further liability to ______ upon notice to ______. Alternatively, WBS may reduce in proportionate amount the subscriber royalty fees payable under Paragraph 6(B) of this Agreement during the remainder of this Agreement.

         I) ______'s Use of ITFS Channels. ______ recognizes the mutual benefits and technological advantages of the use of encoding methods for program security, equipment signaling and individual addressability control over unauthorized equipment use. ______ agrees that its program services and airtime use will not harm or interfere with WBS's current or future signal paths utilized with WBS's System for program encryption, pilot carrier signaling and other technical needs utilized for the operation of services provided by WBS's System. Nor will ______, by its own action, or through a third party, utilize any part of its licensed frequency spectrum to create or operate a service that is in competition with current, planned or future services provided by WBS's System.


         3.  TRANSMISSION SITE AND FACILITIES.

         A) Transmission Site. Upon execution of this Agreement, WBS and ______ shall select a mutually acceptable location for the Transmission Site for the provision of the services contemplated by this Agreement. This site shall hereinafter be described as the "Transmission Site". At WBS's sole expense, WBS_ shall contract for a lease of space at the Transmission Site upon such terms as the parties agree. The Transmission Site shall comply with the requirements and regulations of the FCC rules and orders pertaining to ______'s ITFS license. At WBS's sole expense pursuant to Paragraph 8, ______ shall timely file the appropriate applications with the FCC to secure authorizations to operate the ITFS Channels from the Transmission Site. Such applications shall be filed during the filing window immediately following execution of this agreement. If upon reviewing ______'s ITFS applications the FCC directs ______ to amend its applications, including the terms and conditions of this Agreement, in order to bring the applications in compliance with FCC regulations and guidelines for conditional licenses, the parties shall immediately negotiate in good faith toward the necessary revisions. Again at WBS's sole expense pursuant to Paragraph 8, ______ shall file such agreed revisions to its FCC applications. If the parties cannot agree upon





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revisions, then this Agreement shall be terminated without further liability.

         B) System Construction. Upon issuance by the FCC of authorizations for the ITFS Channels at the Transmission Site, WBS shall, within a reasonable period of time, begin construction of the ITFS Channel transmission facilities. At its expense, WBS shall purchase and install such transmitters, transmission line, modulators, antennas and other equipment as required to operate the ITFS Channels in accordance with the provision of such authorizations. Within ten
(10) days of making the channels operational, WBS shall notify ______ in writing. ______ shall timely notify the Commission that construction is complete. Any equipment used in such construction shall be leased to ______ pursuant to Paragraph 5 hereof. Such equipment is hereinafter referred to as the "Leased Equipment". WBS further agrees throughout the term of this Agreement to provide ______ with sufficient space at the Transmission Site for any equipment required to provide for ______'s audio and video transmission needs for its ITFS programming. WBS shall retain title to the Leased Equipment except as noted by Paragraph 16 herein.

         C) Maintenance of Transmission Equipment. At WBS's expense, and subject to ______'s right to supervise the maintenance of this equipment, WBS shall maintain and operate the Leased Equipment during the terms of this Agreement as provided in paragraph 6A. WBS shall also pay all taxes and other charges assessed against the Leased Equipment.

         D) Transmission of Programming. At no cost or expense to ______, WBS shall provide the necessary labor to transmit the ITFS programming required to be carried.

         E) Interference. WBS shall operate the Leased Equipment so that such operation does not create or increase interference with electronic transmission of any other FCC licensees entitled to protection under FCC rules and regulations. If WBS's operation of the Leased Equipment does create or increase interference, WBS shall pay all of the reasonable engineering and legal fees necessary to resolve the interference problem.

         F) Alterations and Attachments. WBS, at its own expense, may make alterations of or attachments to the ITFS Equipment or the Common Equipment as defined in Exhibit C (including the installation of encoding, compression and/or addressing equipment) as may be reasonably required from time to time by the nature of its business; provided however, that such alterations or attachments do not interfere with ______'s signal or ongoing operations or violate any FCC rules or regulations; and provided further that FCC authorization, if required, is obtained in advance of any such alteration or attachment at the sole cost of WBS. To the extent any FCC authorization pertaining to the ITFS Equipment is required, ______ agrees to use its best efforts to obtain such authorization.

         G)  Increase In Authorized Transmission Power Requirements.  If WBS





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determines during the term of this Agreement that an increase in transmitter power is reasonably necessary to better serve WBS's customers, the parties agree that such a power increase is permissable. WBS shall, at its cost, perform such re-engineering studies as may be reasonably necessary and, upon completion of such re-engineering studies, ______ shall, at WBS's cost, file the appropriate applications with the FCC to secure approval for such increased transmitter power. Upon approval of any such application by the FCC, WBS shall, at its expense, upgrade the ITFS Channel transmission facilities in accordance with such FCC authorization.

         H) Licensee Control and Liability. Nothing herein shall derogate from the licensee control of operations of the ITFS Channels as is required by the FCC. WBS acknowledges the reservation by ______ of such control.


         4. ______'S RECEIVE SITES. Upon filing the ITFS application, there shall be attached hereto and incorporated herein as Exhibit B a copy of Section VI of FCC Form 330, listing the receive sites designated by ______ to receive its ITFS programming. Up to ten (10) receive sites shall be installed at the expense of WBS with a Standard Installation. As used herein for the purposes of this Agreement, the phrase "Standard Installation" shall consist of the following: (i) placement of the ITFS/MMDS receiving antenna at an elevation (not to exceed thirty (30) feet above the base mounting location), which could normally receive the line of sight transmission from the Transmission Site,
(ii) the coupling thereto of a block down converter, (iii) a sufficient amount of transmission line (coaxial cable) to connect ______'s designated receive sites to receive the ITFS programming or the receive site internal distribution system, (iv) a standard television receiver and (v) a video cassette recorder. Also, if as the result of any relocation of the Transmission Site, the equipment at ______'s existing receive site must be reoriented, WBS shall pay the cost of same.

         5. LEASE OF EQUIPMENT; ______'S LEASE OF LEASED EQUIPMENT. For one dollar per year ($1.00), ______ shall lease from WBS the Leased Equipment during the term of this Agreement. A list of this equipment is attached hereto as Exhibit C and incorporated by reference herein.


         6.  FEES.

         A) ______'s Service Fee. In consideration for its share of the projected costs to maintain the Transmission Site and the Leased Equipment, ______ shall pay WBS an annual service fee provided for in Exhibit E.

         B) Subscriber Royalty Fees. Commencing on the date of completion of construction at the Transmission Site and continuing thereafter during the Initial Term





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of this Agreement, WBS shall pay to ______ the Subscriber Royalty Fee provided in Exhibit E which is attached hereto and incorporated by reference. All computations of subscriber royalty fees shall be based upon the average number of subscribers to WBS's pay television programming service. The term "Subscriber" means a person who is paying for WBS's basic (first tier or entry level) programming service. If the date of completion of construction at the Transmission Site, shall be a date other than the first day of a calendar month or this Agreement shall be terminated on a date other than the last day of a calendar month, then the Subscriber Royalty Fee for that partial month shall be paid on a proportionate basis. In conjunction with the payment of Subscriber Royalty Fees hereunder, WBS shall provide ______ with a certificate showing the average number of Subscribers serviced during such month.

         C) Right to Audit. WBS shall, for a period of three (3) years after their creation, keep, maintain and preserve complete and accurate records and accounts, including all invoices, correspondence, ledgers, financial and other records pertaining to WBS's use of Excess Capacity Airtime and ______'s charges hereunder; and such records and corporate accounts shall be available for inspection and audit at WBS's corporate offices or at WBS's offices in the Metropolitan Area, at any time or times during the term of this Agreement or within ninety (90) days thereafter, during reasonable business hours, by ______. Notwithstanding the foregoing, ______ shall be entitled to only one audit of WBS's records and accounts during any calendar year and such audit shall be limited to the records and accounts of WBS for the immediately preceding twelve (12) months, unless an error exceeding ten percent (10%) of the total is found, in which case WBS's records and accounts of the immediately preceding three (3) years may be inspected. ______ shall provide WBS with fifteen (15) business days advance notice of its intent to inspect such records and accounts prior to being allowed to do so. All information obtained by ______ during any audit herein shall be maintained by ______ in strict confidence.





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         7.  PROGRAMMING.

         A) Control Over Programming. WBS intends that only programming of a sort which would not serve to place ______'s reputation in the community in jeopardy will be transmitted by WBS on ____________'s ITFS Channels. ______ may deny WBS the right to transmit programming over the ITFS Channels that violates local, state, or federal laws or regulations. The parties have designated programming on Exhibit D which can be transmitted over the ITFS channels whenever other instructional programming has not been designated by ______, and such programming is necessary to meet ______'s minimum ITFS programming requirements.

         B) Station Identification. During WBS's use of ______'s excess channel capacity, WBS shall transmit ______'s call sign over the ITFS station at the beginning and end of each period of operation and during operation on the hour. Visual or aural transmissions shall be employed. The hourly station identification announcement during operation may be deferred if it would interrupt or otherwise impair the continuity of a program in progress. In such cases, the station identification announcement shall be made at the first normal break in the continuity of the program.


         8.  PROSECUTION OF PETITIONS, AUTHORIZATIONS AND LICENSES.

         A) Best Efforts to Secure Approval of this Agreement. The parties recognize that certain approvals will be required from the FCC in order to effectuate this Agreement. Both parties shall use their best efforts to prepare, file and prosecute before the FCC all petitions, waivers, applications and other documents necessary to secure any FCC approval required to effectuate this Agreement. WBS shall assist in the preparation and prosecution of such applications and as provided for herein, shall pay all filing fees, attorney's fees, engineering fees, and all other expenses in connection therewith. Notwithstanding anything in this Agreement to the contrary, it is understood that no filing shall be made with the FCC with respect to this Agreement unless both parties have reviewed such filing and consented to its submission, such consent not to be unreasonably withheld.

         B) Further Efforts. Throughout the Initial Term of this Agreement, ______ shall use its best efforts to obtain and maintain in force all licenses, permits and authorizations required for WBS and ______ to use the ITFS Channels as contemplated by this Agreement. WBS shall be responsible for all expenses incurred to obtain and maintain in force such licenses, permits and authorizations. When mutually agreed by the parties and at WBS's sole expense, ______ shall apply for, and use its best efforts to obtain those reasonable license modifications which would assist WBS in its business. At WBS's sole expense, ______ shall also file such reasonable protests, comments or other petitions to deny against any other ITFS, MMDS, MDS and/or OFS





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applications or amendments as may be requested by WBS in the mutual best interest of the parties and the public. ______ and WBS shall promptly notify each other of any event of which it has knowledge that may affect any of the licenses, permits or authorizations affecting the ITFS Channels.


         9.  REPRESENTATIONS AND WARRANTIES.

         A) Representations and Warranties of ______. ______ represents and warrants to WBS as follows:

         1) Organization. ______ is duly organized and existing in good standing under the laws of the State of ________, and it has full power and authority to carry out all of the transactions contemplated by this Agreement and all other agreements, certificates or instruments executed and delivered in connection herewith.

         2. No Violation. Neither the execution nor delivery of this Agreement or any other agreements, certificates or instruments executed and delivered herewith, nor the performance of the transactions contemplated hereby constitute or will constitute a violation of, be in conflict with, or a default under any term or provision of the governing instruments of ______ or any agreement or commitment to which ______ is bound, or any judgment, decree, order, regulation or rule of any court or governmental authority, or any statute of law. Except for approval of the FCC, no consent of any federal, state or local authority is required in connection with the execution and delivery of this Agreement or any other agreements, certificates or instruments executed and delivered herewith or with the performance of the transactions contemplated hereby.

         B) Representations and Warranties of WBS. WBS represents and warrants to ______ as follows:

         1) Organization. WBS is duly organized, validly existing and in good standing under the laws of the State of Delaware and it has full power and authority to own property and to carry out all of the transactions contemplated by this Agreement, and all other agreements, certificates or instruments executed and delivered by WBS in connection herewith.

         2) Corporation Action; Valid and Binding Agreements. WBS has taken all corporate action necessary to authorize the execution and delivery of this Agreement and all other agreements, certificates or instruments executed and delivered in connection herewith. Upon execution and





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         delivery, this Agreement and all other agreements, certificates or instruments executed and delivered by WBS in connection herewith will constitute valid and binding agreements of WBS enforceable in accordance with their respective terms.


         C) Survival of Representations and Warranties. The representations and warranties contained in this Agreement shall be deemed to be continuing during the Initial Term of this Agreement, and each Party shall have the duty promptly to notify the other of any event or circumstance which might reasonably be deemed to constitute a breach of or lead to a breach of its warranties or representations hereunder. The waiver by either Party or any breach of any representation or warranty under this Agreement shall not constitute a waiver of any other representation or warranty or of any failure in the future by the other Party to fulfill such representation or warranty.


         10.  TERMINATION.

         A) Termination of FCC Authorization. Without further liability to either ______ or WBS, this Agreement shall terminate in the event that for any reason (i) ______ shall not be licensed on ITFS Channels in the Metropolitan area, or (ii) the FCC shall terminate or diminish ______'s authority to lease all of the ITFS Channels in accordance with the terms of this Agreement.

         B) Termination by Reason of Default. At the option of the non-defaulting party, this Agreement may be terminated upon the material breach or default by the defaulting party of its duties and obligations hereunder if such breach or default is not cured by such defaulting party and if such breach or default shall continue for a period of thirty (30) consecutive days after such defaulting party's receipt of notice thereof from the non-defaulting party. In the case of a breach or default which is not capable of being cured in thirty (30) days, if the party in breach or default does not, within such thirty (30) day period, commence and diligently pursue steps to cure such breach or default then the agreement may be terminated. It is understood and agreed that any consequences resulting from the loss of local participating receive sites for reasons that are not the fault of ______ shall not be considered a material breach or default by ______ of its duties and obligations hereunder.

         C) Remedies to Continue. In the event of termination of this Agreement pursuant to Paragraph 10(b), such termination shall not affect or diminish the rights or claims or remedies available in equity or at law to the non-defaulting party arising by reason of a breach or default of this Agreement. However, no liability shall arise on the part of ______ or WBS_ upon termination of this Agreement pursuant to





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paragraph 10(A).


         11. TRANSFER OF RIGHTS AND OBLIGATIONS. The parties agree that WBS shall have the right to assign its rights under this lease as collateral for any financing arrangements it makes and no further consent is necessary. WBS shall also have the right to pledge the Leased Equipment as collateral security for any loans it makes; provided however, that any pledge of the Leased Equipment shall be made subject to the provisions of this lease. WBS shall further have the right to subcontract any portion of its obligations under this Agreement to any partnership, joint venture, corporation or entity which WBS may choose, provided that WBS gives ______ notice of any proposed subcontracting and, provided further, that no such subcontracting shall release WBS from fulfilling all of its obligations under this Agreement. WBS shall have the right to assign or transfer its rights, benefits, duties and obligations under this Agreement to a commonly-owned company without the prior consent of ______. Apart from the foregoing, WBS may not assign or transfer its rights, benefits, duties or obligations under this Agreement without the prior written consent of ______, such consent shall not be unreasonably withheld. ______ shall have the right to assign or transfer its rights, benefits, duties or obligations under this Agreement to a bona fide ITFS eligible with the prior written content of WBS, such consent not to be unreasonably withheld.


         12. START DATE. For purposes of this Agreement, the Start Date shall be the date ______'s ITFS channels are constructed and operational, in accordance with the terms of this Agreement.

         13.  INDEMNIFICATION.

         A) By ______. To the extent permitted by state and federal law, ______ shall forever protect, save and keep WBS and its permitted successors and assigns harmless and indemnify WBS against and from any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature whatsoever, including reasonable attorney's fees, arising directly or indirectly out of (i) the willful misconduct of ______, its agents or employees in connection with the performance of this Agreement, or (ii) any programming transmitted by ______ during any of ______'s Airtime.

         B) By WBS. To the same extent ______ is permitted by law to indemnify WBS, WBS shall forever protect, save and keep ______ and its permitted successors and assigns harmless and indemnify ______ against and from any and all claims, demands, losses, costs, damages, suits, judgments, penalties, expenses and liabilities of any kind or nature whatsoever, including reasonable attorney's fees, which arise directly and





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
indirectly out of (i) the negligence or willful misconduct of WBS, its agents or employees, in connection with the performance of this Agreement; (ii) any programming transmitted by WBS pursuant to this Agreement; (iii) any and all dealings by WBS or any of its authorized agents or subcontractors with the public, third parties and subscribers; or (iv) any maintenance, installation or other work performed by WBS or any authorized agent or subcontractor under this Agreement that is not up to industry standards.

         C) Notice of Claim; Defense of Claim. Each party shall notify the other of any such claim promptly upon receipt of same. Either party shall have the option to defend, at its own expense, any claims arising under this Paragraph. If Indemnitor assumes the defense of any such claim, Indemnitee shall delegate complete and sole authority to the Indemnitor to defend or settle same and Indemnitee shall cooperate with Indemnitor in the defense thereof.


         14.  INSURANCE

         A) Policies Required. At its expense, WBS shall secure and maintain with financially reputable insurers, one or more policies of insurance insuring the Leased Equipment against casualty and other losses of the kinds customarily insured against by firms of established reputations engaged in the same or similar line of business, of such types and in such amounts as are customarily carried under similar circumstances by such firms, including, without limitation: (i) "All risk" property insurance covering the ITFS Equipment and the Common Equipment: (ii) comprehensive general public liability insurance covering liability resulting from WBS's operation of the ITFS Equipment on an occurrence basis having minimum limits of liability in an amount of not less than one million dollars ($1,000,000.00) for bodily injury, personal injury or death to any person or persons in any one occurrence, and not less than two million dollars ($1,000,000.00) in the aggregate for all such losses during each policy year, and not less than one million dollars ($1,000,000.00) with respect to damage to property; (iii) all workers compensation, automobile liability and similar insurance required by law.

         B) Insurance Policy Forms. All policies of insurance required by this Paragraph shall, where appropriate, designate ______ as either the insured party or as a named additionally insured party, shall be written as primary policies, not contributory with and not in excess of any coverage which ______ shall carry, and shall contain a provision that the issuer shall give to ______ thirty (30) days prior written notice of any cancellation or lapse of such insurance or of any change in the coverage thereof.

         C) Proof of Insurance. Executed copies of the policies of insurance required under this section or certificates thereof shall be delivered to ______ not later than ten





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
(10) days prior to the start of construction at the Transmission Site. WBS_ shall furnish ______ evidence of renewal of each such policy not later than ten
(10) days prior to the expiration of the term thereof.


         15. RELATIONSHIP OF PARTIES. By the provisions of this Agreement, ______ and WBS_ intend to enter an airtime lease relationship and not a joint venture. They will carry out this Agreement to preserve that intent. Neither party shall represent itself as the other party, nor as having any relationship with one another other than under the terms of this Agreement.


         16.  EQUIPMENT PURCHASE

         A. ______'s Option to Purchase. In the event that this Agreement is terminated, ______ shall have the option to purchase the Leased Equipment used exclusively for ______'s ITFS license. Any equipment which is used in a shared fashion (such as transmit antenna, decoders, and combiners) in providing signals other than ______'s signals is excluded from this option to purchase. The intent of the purchase option provided for in this paragraph is to provide ______ with the capability to continue to distribute educational programming on
______'s ITFS license. The purchase price shall be the then fair market value of such equipment noted above.

         B) WBS's Option to Purchase. If during the terms of this Agreement the FCC modifies its rules so as to enable WBS to be licensed to operate the ITFS frequencies, WBS shall have a right of first refusal to acquire such licenses subject to the same terms and conditions as the right provided for in paragraph 1(C).

         17. NON-DISCLOSURE. ______ acknowledges that there may be made available to it pursuant to this Agreement proprietary information of WBS relating to the ITFS channel equipment and its patented processes including, but not limited to, improvements, innovations, adaptations, inventions, results of experimentation, processes and methods, whether or not deemed patentable, and certain business and marketing techniques (all herein referred to as "Confidential Information"). ______ acknowledges that this Confidential Information has been developed by WBS at considerable effort and expense and represents special, unique and valuable proprietary assets of WBS, the value of which may be destroyed by unauthorized dissemination. Accordingly, ______ covenants and agrees that, except as may be required for the performance of this Agreement, neither it nor any of its agents or affiliates shall disclose such Confidential Information to any third person, firm, corporation or other entity for any reason whatsoever, such undertaking to be enforceable by injunctive or other equitable relief to prevent any violation or threatened violation thereof.

         18. NON-COMPETITION. During the term of this Agreement, ______ agrees not to transmit programming or to lease or sub-lease any channel capacity on its ITFS Facilities for the transmission of programming that is competitive with the programming transmitted by WBS.

         19. FORCE MAJEURE. If by reason of Force Majeure either party is unable in whole or in part to perform its obligations hereunder, the party shall not be deemed in violation or default of this Agreement during the period of such inability. As used herein, the phrase "Force Majeure", shall mean the following: act of God, acts of public enemies, orders of any branch of the government of the United States of America, any state or any political subdivisions, thereof which are not the result of a breach of this Agreement, orders of any military authority, insurrections, riots, epidemics, fires, civil disturbances, explosions, or any other cause or event not reasonably within the control of the adversely affected party.

         20. CONDITION PRECEDENT. This Agreement is conditioned on the issuance of a Final Order by the FCC granting ______ a license for the ITFS Channels in the Metropolitan Area from the Transmission Site. By "Final Order" the parties mean an action or order of the FCC which is not reversed, stayed, enjoined, vacated, set aside, annulled or suspended and with respect to which no timely-filed request for administrative or judicial review is pending and as to which the time for filing any such request, or for the FCC to set aside the action on its own motion, has expired.

         21. NOTICE. Any notice required to be given to ______ under any provision of this Agreement shall be delivered personally or by certified mail to ______ at the address first written above. Any notice required to be given to WBS under any provision of this Agreement shall be delivered personally or by certified mail to WBS at the address first written above.

         22. SEVERABILITY. Should any court or agency determine that any provision of this Agreement is invalid, the remainder of the Agreement shall remain in effect.

         23. WAIVER. A waiver by either ______ or WBS of a breach of any provision of this Agreement shall not be deemed to constitute a waiver of any preceding or subsequent breach of the same provision or of any other provision.

         24. PAYMENT OF EXPENSES. Except as otherwise provided, WBS shall pay all costs and expenses incident to fulfilling this Agreement, including all marketing and receive site acquisition costs and attorney's fees. However, as to engineering and attorney's fees, WBS shall only pay such expenses that are incurred through attorneys and engineers of WBS's choosing. _____________ is welcome to hire its own attorneys and engineers, but will be responsible for the associated costs.

         25. VENUE AND GOVERNING LAW. Venue for any cause of action brought by or between ______ or WBS relating to this Agreement, shall be in Denver, CO and all provisions of this Agreement shall be construed under the laws of the State of Colorado.

         26. COUNTERPARTS. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same instrument, and shall become effective when each of the parties hereto has executed it.

         27. ENTIRE AGREEMENT. This Agreement constitutes the entire Agreement between the parties and supersedes all prior oral or written provisions of any kind. The parties further agree that this Agreement may only be modified by written Agreement signed by both parties.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date noted below.

______________________________:            WBS LICENSING CORPORATION


______________________________             __________________________________
BY:         __________________             BY:     Jennifer L. Richter
ITS:        __________________             ITS:    Vice President &
DATE:       __________________                     General Counsel
                                           DATE:   ________________

                                   EXHIBIT A



                              SCHEDULE OF AIRTIME


         The schedule of daily hours depicting ______'s Primary Airtime, ______'s Ready Recapture Airtime, and WBS's Excess Capacity Airtime shall be attached hereto as Exhibit A within thirty days of the grant of the license.

                                   EXHIBIT B


                                 RECEIVE SITES



Upon filing the ITFS application, there shall be attached hereto and incorporated by reference herein a copy of Section VI of FCC Form 330 listing ______'s receive sites.

                                   EXHIBIT C


                                LEASED EQUIPMENT



       Noted below is a list of equipment that WBS is leasing to ______.



          (1)    ITFS EQUIPMENT:
                 Up to four (4) ITFS transmitters and related hardware. (One transmitter per licensed ITFS Channel)


          (2)    COMMON EQUIPMENT:
                 Combining network transmission line and transmit antenna.

                                   EXHIBIT D


                                  PROGRAMMING



The following is a list of program services, networks and special events that ______ has approved for WBS's transmission on the ITFS channels whenever other instructional programming has not been designated, and such programming is necessary to meet ______'s minimum ITFS programming requirements.

                             The Discovery Channel

                              The Learning Channel

                                    C-Span I

                                   C-Span II

                              The History Channel

                                      CNN

                               Local PBS Station

                              Arts & Entertainment

                                   EXHIBIT E


                     SERVICE TRANSMISSION AND ROYALTY FEES


1.       ______'s Service Fees


                Services Provided                 Annual Fee
                -----------------                 ----------

        (a)  Lease of Leased Equipment (5)           $1.00

        (b)  Maintenance of Leased Equipment (6A)    $1.00


2.       Subscriber Royalty Fee

         For the channel group leased hereunder, WBS shall pay ______ a Subscriber Royalty Fee of ten cents ($0.10) per month for each monthly subscriber served by WBS as defined in paragraph 6(B). Payment shall be due by the fifteenth day of each calendar month for the preceding month. If Fees under Paragraph 6 initially begin to accrue on a day other than the first day of the month or this Agreement is terminated on a day other than the last day of the month, the payment shall be prorated.